Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	July 1, 2003 through July 31, 2003
Payment Date	August 25, 2003

Aggregate Amount Collected for the Collection Period

Interest	$3,670,410.72
Principal Collections	$63,750,630.32
Substitution Amounts	$—
Additional Draws	$34,918,109.25

Application of Collected Amounts

Applied in the following order of priority:
(i)	Enhancer Premium	$150,000.00
(ii)	Noteholder’s Interest	$1,581,000.00
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$28,836,295.20
(iv)	Excess Spread (during Revolving)	$1,939,410.72
(v)	Excess Spread (during AP)	$—
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$—
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$—

Balances			Percentage Interest

Beginning Note Balance		$1,200,000,000.00	102.77%
Ending Note Balance		$1,200,000,000.00	105.37%
	Change	$—
Beginning Excluded Amount		$—
Ending Ecluded Amount		$—
	Change	$—
Beginning Pool Balance		$1,167,698,382.11
Ending Pool Balance		$1,138,862,086.91
	Change	$28,836,295.20
Beginning Principal Balance		$1,167,698,382.11
Ending Principal Balance		$1,138,862,086.91
	Change	$28,836,295.20
Beginning Additional Balance Increase		$—	0.00%
Ending Additional Balance Increase		$—	0.00%
	Change	$—

Delinquencies

	#	$

Two statement cycle dates:	6	$168,210.65
Three statement cycle dates:	3	$141,383.23
Four statement cycle dates:	1	$453,691.53
Five statement cycle dates:	—	$—
Six statement cycle dates:	—	$—
Seven + statement cycle dates:	1	$83,648.55
Foreclosures	1	$83,648.55
REO	—	$—
Liquidation Loss Amount	2	$(3,774.13)

Additional Information

Net WAC Rate	3.39%
Overcollateralization Target	$15,083,648.55
Overcollateralization Amount	$13,851,007.10
Funding Account Ending Balance	$74,988,920.19
Gross CPR (1 mo. Annualized)	49.016%
Net CPR (1 mo. Annualized)	25.920%
Draw Rate (1 mo. Annualized)	30.530%
WAM	223.20
AGE	10.28

WACHOVIA BANK, NATIONAL ASSOCIATION as Administrator

By:

Name:	April Hughey
Title:	Vice President